EXHIBIT 2

                            STOCK PURCHASE AGREEMENT


     AGREEMENT ("Agreement"), made as of the 7th day of June, 1996, by and among HIRSCH INTERNATIONAL CORP., a Delaware corporation with its principal place of business at 200 Wireless Boulevard, Hauppauge, NY 11788 ("Purchaser"), RONALD H. KRASNITZ ("Ronald"), residing at 9826 Maynard Terrace, Niles, Illinois 60714 and MARTIN KRASNITZ ("Martin, and together with Ronald, hereinafter sometimes referred to as the "Shareholders") residing at 330 West Diversey, Chicago, Illinois 60657. Purchaser and Shareholders are sometimes referred to collectively herein as the "Parties."

                                   WITNESSETH:

     WHEREAS, Ronald is the record and beneficial owner of sixty six (66) shares of the Common Stock, without par value (the "Ronald Shares") of Sewing Machine Exchange Inc., an Illinois corporation ("SMX" or the "Corporation"), which shares constitute fifty percent (50%) of the issued and outstanding capital stock of SMX; and

     WHEREAS, Martin is the record and beneficial owner of sixty six (66) shares of the Common Stock, without par value (the "Martin Shares" and together with the Ronald Shares hereinafter sometimes collectively referred to as the "Shares") of SMX, which shares constitute fifty percent (50%) of the issued and outstanding capital stock of SMX; and

     WHEREAS, Purchaser desires to purchase the Ronald Shares from Ronald and the Martin Shares from Martin, and Ronald and Martin desire to sell such Shares to Purchaser, upon the terms and conditions set forth in this Agreement, so that, following the consummation of the transaction contemplated hereby, Purchaser shall be the record and beneficial owner of the Shares, which constitute all of the issued and outstanding capital stock of SMX.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants, representations and warranties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:





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                                    ARTICLE 1
                           PURCHASE AND SALE OF SHARES

     1.1 Purchase and Sale of Shares. Subject to and upon the terms and conditions set forth in this Agreement:

     (a) Ronald shall sell, assign, transfer and deliver the Ronald Shares to Purchaser free and clear of all liens, claims, encumbrances and restrictions of any kind, and Purchaser shall purchase from Ronald, at the Closing (as hereinafter defined), the Ronald Shares; and

     (b) Martin shall sell, assign, transfer and deliver the Martin Shares to Purchaser free and clear of all liens, claims, encumbrances and restrictions of any kind, and Purchaser shall purchase from Martin, at the Closing, the Martin Shares.

                                    ARTICLE 2
                       PURCHASE PRICE AND TERMS OF PAYMENT

     2.1 Purchase Price. In consideration of the sale, assignment, transfer and delivery of the Shares by the Shareholders to Purchaser, and in reliance upon the representations, warranties, covenants and agreements made herein by the Shareholders to Purchaser, Purchaser agrees to pay Shareholders at the Closing and the Shareholders agree to accept from Purchaser in full payment thereof, the sum of Eight Million Six Hundred Eighty-Nine Thousand Eight Hundred Forty-Three and 75/100 ($8,689,843.75) Dollars (the "Purchase Price") as follows:

     (a) Four Million Two Hundred Fifty Thousand ($4,250,000) Dollars by delivery to Ronald at Closing of non- negotiable promissory note (the "Ronald Promissory Note"), receipt whereof is hereby acknowledged;

     (b) Four Million Two Hundred Fifty Thousand ($4,250,000) Dollars by delivery to Martin at Closing of a non- negotiable promissory note (the "Martin Promissory Note"), receipt whereof is hereby acknowledged;

     (c) the delivery of Four Thousand Six Hundred Eighty- Seven (4,687) shares of Purchaser's Class A Common Stock registered in the name of Ronald (the "Ronald Shares"); and

     (d) the delivery of Four Thousand Six Hundred Eighty- Eight (4,688) shares of Purchaser's Class A Common Stock registered in the name of Martin (the "Martin Shares").

     2.2 Contingent Purchase Price

     (a) In addition to the Purchase Price, Purchaser agrees to pay to each of the Shareholders an amount up to One

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Hundred Ninety-Two Thousand ($192,000) Dollars (the "Contingent Purchase Price")
at the rate of Twenty-Four Thousand ($24,000) Dollars each for each full consecutive three (3) month period following the Closing that Melco Embroidery Systems (a) does not terminate its Distributorship Agreement with SMX dated December 31, 1994 (the "Melco Agreement"); and (b) fully performs its duties and obligations in accordance with the Melco Agreement in a due and timely manner consistent with prior practices. If Purchaser determines that Melco has
defaulted  under  the  Melco   Agreement,   it  shall  give  notice  thereof  to
Shareholders  setting  forth the manner in which such default has  occurred.  If
Purchaser terminates or defaults under the Melco Agreement prior to the expiration of two (2) full years from Closing, then Shareholders shall be entitled to receive the Contingent Purchase Price at the times and in the manner described herein. Payment of the Contingent Purchase Price shall be made within thirty (30) days after the close of the quarter for which the payment is intended. At Purchaser's option, determined after each quarter, the Contingent Purchase Price may be paid in cash or in shares of Purchaser's Class A Common Stock (the "Hirsch Stock") . If Purchaser elects to make payment in Hirsch Stock, the number of shares to be delivered to each of the Shareholders will be determined by dividing Twenty-Four Thousand ($24,000) Dollars by the average of the per share closing bid and asked prices of the Hirsch Stock for each of the last ten (10) trading days of the preceding quarter for which the calculation is to be made.

     (b) If Purchaser elects to pay Shareholders the Contingent Purchase Price in Hirsch Stock, prior to delivery of any such shares each Shareholder shall furnish to Purchaser a written undertaking, in form and substance satisfactory to Purchaser and its legal counsel, to the effect that Shareholder (i) is acquiring the Hirsch Stock for investment purposes only and not with a view to the sale or distribution therefor and (ii) the Hirsch Stock will not be pledged, transferred or otherwise disposed of except in accordance with the rules and regulations of the Securities Act of 1933, as amended. All certificates representing the Hirsch Stock shall bear a legend thereon to the following effect:

                  THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO TRANSFER, SALE OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THESE SHARES HAS BECOME EFFECTIVE UNDER SAID ACT, OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SAID ACT, OR THE CORPORATION IS FURNISHED WITH AN OPINION FROM ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

     2.3 Accounts Receivable. For a period of one hundred and eighty (180) days after the Closing, SMX will attempt to collect (and Shareholders will refrain from all efforts in this regard

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except to provide assistance to SMX upon SMX's request) all accounts  receivable of SMX outstanding as of the Closing Date (the "Transferred Receivables") in the normal course of its business (but without resort to litigation or the use of collection agencies or similar efforts, except where consistent with past practice). At the Closing, the Shareholders shall deliver to Purchaser a true, correct and complete list of all of the Transferred Receivables, setting out in reasonable detail such information with respect thereto as Purchaser shall
require  (including,   without  limitation,   aging),  as  of  the  most  recent
practicable date, which shall not be more than five (5) days prior to the Closing Date (the "Initial Transferred Receivables List"). The Shareholders shall further provide Purchaser, as soon after the Closing Date as practicable, but in no event later than the fifth (5th) business day after the Closing Date, with a true, correct and complete list of the Transferred Receivables, in form substantially equivalent to the Initial Transferred Receivables List, as of the Closing Date (such list being hereinafter referred to as the "Supplemental Transferred Receivable List"). Purchaser will not compromise any of the Transferred Receivables without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld. On the date which is one hundred and eighty (180) days after the Closing Date (the "Settlement Date"), SMX shall assign to the Shareholders, jointly, without warranty or recourse of any kind, the uncollected Transferred Receivables, together with a schedule setting forth, to the best of SMX's knowledge (i) the name of each customer who was an account debtor as of the Closing Date and who has made any payment on account of any Transferred Receivables since the Closing Date, (ii) the remaining balance of such account debtor's account then outstanding, and (iii) the aggregate amount of all then uncollected Transferred Receivables. On the Settlement Date, Shareholders shall reimburse to Purchaser the amount by which the collected Transferred Receivables is less than Two Million Eight Hundred Seventy Five Thousand ($2,000,875) Dollars by reducing the first payment or payments to be made in respect of the Purchase Price by the amount of said difference. Thereafter, SMX shall have no continuing obligation whatsoever with
respect  to  the  Transferred  Receivables,   provided,  however,  that  if  SMX
subsequently collects any Transferred Receivable reassigned to the Shareholders, SMX shall promptly remit the amount thereof to the Shareholders.

     2.4 Inventory. At the Closing, Shareholders shall deliver to the Purchaser a true, correct and complete list of all of SMX's inventory (the "Transferred Inventory") as of the Closing Date, which list shall categorize the Transferred Inventory between (a) Machinery and Equipment, and (b) Parts. Such list shall value the Transferred Inventory at the lower of cost or market on a first in first out basis ("Value"). For a period of one (1) year following the Closing Date, SMX shall offer such Transferred Inventory for sale in the ordinary course of business and will account for the sales thereof using the first in first out method. SMX will not sell such Transferred Inventory below Value without consent of the Shareholders. On the date one year

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from  the  Closing  Date  (the   "Transferred   Inventory   Settlement   Date"),
Shareholders shall reimburse ("Reimbursement") to Purchaser an amount equal to the excess of the remaining Value of the Transferred Inventory, if any, above the reserve for obsolescence applicable to the Transferred Inventory. Such reserve shall be either (a) eight and three-tenths (8 3/10%) percent of the Transferred Inventory, or (b) Three Hundred Twenty Thousand ($320,000) Dollars, whichever amount shall be greater. The Transferred Inventory shall continue to be the property of SMX and to the extent that it is sold from time to time thereafter (at such price and terms as shall be determined by SMX), the Value thereof up to the amount of Reimbursement by the Shareholders shall be refunded to Shareholders by SMX. Notwithstanding the foregoing, the Reimbursement and subsequent refund as aforesaid shall be adjusted to give credit to the Shareholders or Purchaser, as the case may be, based upon whether the gross profit margins on sales of the following categories of Transferred Inventory are more or less than the following:

                                                             Gross Profit Margin

new Melco embroidery machines                                        26%
used embroidery machines                                             20%
all parts and accessories                                            27%
industrial sewing machines                                           15%.


                                    ARTICLE 3
                                     CLOSING

     The closing of the transactions hereunder (the "Closing") shall take place at the offices of Ruskin, Moscou, Evans & Faltischek, P.C., 170 Old Country Road, Mineola, New York 11501, counsel to Purchaser, upon the execution of this Agreement. The day on which the Closing actually takes place is herein sometimes referred to as the "Closing Date."

                                    ARTICLE 4
                             OBLIGATIONS AT CLOSING

     4.1 Obligations of Shareholders at Closing. At Closing, Shareholders shall deliver, or cause to be delivered, to Purchaser the following:

     (a) a valid certificate representing the Ronald Shares, duly endorsed in blank;

     (b) a valid certificate representing the Martin Shares, duly endorsed in blank;

     (c) an employment agreement between SMX and Ronald (the "Ronald Employment Agreement"), duly executed by Ronald;

     (d) an employment agreement between SMX and Martin (the "Martin Employment Agreement"), duly executed by Martin;

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




     (e) a non-competition undertakin g duly executed by Ronald;

     (f) a non-competition undertaking duly executed by Martin;

     (g) a true and complete copy of SMX's Articles of Incorporation (and any amendments thereto), certified as of a recent date by the Secretary of State of Illinois;

     (h) a written opinion of counsel for Shareholders dated the Closing Date;

     (i) the resignation of Ronald and Martin as officers and directors of SMX;

     (j) an investment undertaking of Ronald with respect to the Ronald Shares;

     (k) an investment undertaking of Martin with respect to the Martin Shares; and

     (l) any and all such other documents, agreements, certificates and instruments required to be executed and/or delivered by Shareholders to Purchaser, and all payments (if any) required to be made, pursuant to the terms and provisions of this Agreement.

     4.2 Obligations of Purchaser at Closing. At Closing, Purchaser shall deliver, or cause to be delivered, to Shareholders the following:

     (a) the Ronald Promissory Note;

     (b) the Martin Promissory Note;

     (c) the Ronald Shares;

     (d) the Martin Shares;

     (e) the Ronald Employment Agreement, duly executed by SMX;

     (f) the Martin Employment Agreement, duly executed by SMX;

     (g) a certificate, dated the Closing Date, of the Secretary of Purchaser certifying the resolutions adopted by the Board of Directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

     (h) a written opinion of counsel for Purchaser dated the Closing Date;


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



     (i) a certificate, dated the Closing Date, of the Secretary of SMX certifying the resolutions adopted by the Board of Directors of SMX approving the execution and delivery of the Ronald Employment Agreement and the Martin Employment Agreement; and

     (j) any and all such other documents, agreements, certificates and instruments required to be executed and/or delivered by Purchaser, and all payments required to be made, pursuant to the terms and provisions of this Agreement.

     4.3 Further Assurances. At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Shareholders will execute and deliver such other instruments of sale, transfer, assignment and delivery and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, assign and deliver to Purchaser and to confirm Purchaser's title to the Shares.

                                    ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Shareholders, jointly and severally, represent and warrant to Purchaser as follows:

     5.1 Organization and Good Standing of Seller. SMX is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. SMX has all requisite corporate power and authority, licenses, permits and franchises to own, lease and operate its properties and assets and to carry on its business as currently conducted. SMX is qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on its business, properties or assets.

     5.2  Authorization  of  Agreement  and  Enforceability.  Each of Ronald and
Martin has full power and capacity to execute, deliver and perform his obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholders and (assuming the valid execution and delivery of the Agreement by Purchaser) constitutes a legal, valid and binding obligation of the Shareholders, enforceable against them in accordance with its terms.

     5.3 Effect of Agreement. Neither the execution, delivery and performance of this Agreement by the Shareholders, nor the consummation by the Shareholders of the transactions contemplated hereby will (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of SMX; (b) constitute or result in the breach of, conflict with or give rise

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to a right of forfeiture, termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which SMX or the Shareholders are a party or by which SMX or the Shareholders are subject, except for such conflicts, breaches or defaults as to which written waivers or consents have been obtained, or (c) violate in any material respect any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to SMX or the Shareholders, its business, properties or assets.

     5.4 Capitalization and Ownership of Capital Stock. The presently authorized, issued and outstanding shares of capital stock of SMX and the names and addresses of the record and beneficial owners thereof are as set forth on
Schedule 5.4 heretofore delivered to Purchaser by Shareholders and certified by the President of SMX. Each of such persons is the lawful record and beneficial owner of the number of shares set forth opposite his name, free and clear of any liens, claims, encumbrances or restrictions of any kind. Except for that certain Amendment and Restatement of the Sewing Machine Exchange, Inc. Buy-Sell Agreement by and between the Shareholders and SMX dated November 12, 1991, which will terminate at Closing, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which SMX or the Shareholders are or may become obligated to issue, assign or transfer any shares of the capital stock of SMX.

     5.5 Government and Other Consents. No consent, order, authorization, qualification, or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by the Shareholders of this Agreement.

     5.6 Books and Records. All financial, business and accounting books, ledgers, accounts and official and other records relating to SMX have been made available to Purchaser and its representatives. Such books and records have been substantially, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

     5.7 No Subsidiaries or Investments. SMX does not own capital shares or other equity or ownership or proprietary interest in any corporation, limited liability company, partnership, association, trust, joint venture or other entity.

     5.8 Financial Statements.

     (a) The Shareholders have previously delivered to Purchaser copies of (i) SMX's balance sheet dated as at April 30, 1996 (the "Balance Sheet") and the related statement of income for the twelve months then ended (collectively, the "Financial

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Statements").  The Financial  Statements  correctly and completely reflect SMX's books and records, fairly present the financial position and results of operations of SMX as of the date and for the period indicated and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with that of prior periods.

     (b) Except for such claims, debts and liabilities as are reflected or reserved against on the Balance Sheet, SMX does not have any outstanding indebtedness for money borrowed and is not subject to any material claims or liabilities, contingent or otherwise, other than obligations incurred in the ordinary course of business since the date of the Balance Sheet, in amounts usual and normal, individually and in the aggregate and other than as may not have been required under GAAP to be disclosed or reserved for as contingencies as of the date of the Balance Sheet.

     (c) All of the accounts receivable (trade or otherwise) reflected in the Balance Sheet, result from the sale of inventory, parts and services in the ordinary course of business and, subject to the reserve therefor on the Balance Sheet, the Shareholders have no knowledge that such accounts receivable are not collectible in the full amount thereof in the ordinary course of business. All such accounts receivable are owned by SMX free and clear of all liens, claims, charges, encumbrances and other interests of third parties except as shown on the Balance Sheet.

     (d) Since the date of the Balance Sheet, there has not been any material adverse change in the condition, financial or otherwise, of the business, assets, properties, liabilities, prospects or results of operations of SMX, and no fact or condition exists or is contemplated or threatened which might cause any such change at any time in the future. Since the date of the Balance Sheet, SMX has conducted the its business only in the ordinary course in all material respects.

     5.9 Title to Properties;  Encumbrances. Other than as set forth in Schedule
5.9 heretofore delivered to Purchaser and certified by the President of SMX, SMX does not own any real property or have any lease or other interest in real property. SMX does not use any real estate or have an interest in real estate, including, without limitation, any building, office, plant, factory, warehouse, improvement or structure in connection with its business other than pursuant to the leases identified on Schedule 5.9. Except as disclosed on Schedule 5.9, SMX has good title to all of its properties and assets, including, without limitation, all of the properties and assets reflected in the Balance Sheet
(except for properties and assets sold since April 30, 1996 in the ordinary course of business and consistent with past practices), and all of the properties or assets purchased by it since April 30, 1996. Except as set forth on Schedule 5.9, none of such properties or assets is subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any kind except (a) liens shown on the Balance Sheet as securing

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specified  liabilities or obligations  with respect to which no default  exists;
(b) liens arising in the ordinary course of business, consistent with past practice since April 30, 1996 and liens arising by operation of law or minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the use of the property subject thereof, or materially impairs SMX's operations and (c) liens for current taxes not yet due, or, if due, that are being contested in good faith in the ordinary course of business. Except as disclosed on Schedule 5.9, SMX does not use in its business any assets owned by a shareholder or affiliate of SMX.

     5.10 Leases. Schedule 5.10 heretofore delivered to Purchaser and certified by the President of SMX, contains an accurate and complete list and description of the terms of all leases to which SMX is a party (as lessee or lessor), copies of which have been previously delivered to Purchaser. Except as disclosed on
Schedule 5.10, each lease set forth in Schedule 5.10 (or required to be set forth in Schedule 5.10) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the purchase of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material breach under such lease. Except as disclosed on Schedule 5.10, SMX has not violated any of the terms or conditions under any such lease in any material respect, and to the knowledge of the Shareholders, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by SMX is in a state of reasonable maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

     5.11 Business Practices. Neither SMX nor Shareholders have made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor have any of them taken any action which would be in violation of the Foreign Corrupt Practices Act of 1977 or any anti-boycott or export laws.

     5.12  Officers,  Directors  and Key  Employees.  Schedule  5.12  heretofore delivered to Purchaser and certified by the President of SMX sets forth a complete and correct list of (i) the officers and directors of Seller prior to the transaction contemplated by this Agreement; the name, position and total compensation, including bonuses, of each officer and director of SMX, (ii) the name of each other employee, consultant, independent contractor, agent or other representative of Seller who received $50,000 or more in any form of compensation from SMX since January 1, 1994, and (iii) all wage or salary increases or bonuses received by any such person since April 30, 1996, and any accruals for or

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



commitment or agreement by SMX to pay such increases or bonuses. Except as set forth in Schedule 5.12, none of such persons has, in writing or (to the knowledge of the Shareholders) verbally, threatened, informed or otherwise indicated to SMX or either Shareholder or any officer or director of SMX that he or she plans to cancel or otherwise terminate his or her relationship with SMX for any reason, including, without limitation, the consummation of the transactions contemplated hereby.

     5.13 Employment Arrangements. SMX does not have any material obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangement, pension or retirement plan, bonus or profit-sharing plan, stock option or purchase plan or other employee contract or non-terminable (whether with or without penalty) arrangement, group, life, health, medical or hospitalization insurance plan or program or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs, other than those listed or described on Schedule 5.13 heretofore delivered to Purchaser and certified by the President of SMX, true and complete copies of which have heretofore been delivered to Purchaser. SMX has performed all of its obligations required to be performed by it under all such agreements, plans and arrangements, and to the knowledge of the Shareholders, no party thereto is in breach of or in default or arrears in any material respect under any of the provisions thereof.

     5.14 Employee Relations. SMX is in compliance in all material respects with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No unfair labor practice complaint against SMX is pending before the National Labor Relations Board. No labor strike, picket, dispute, slowdown, stoppage or other labor trouble has ever occurred or is pending or, to the knowledge of the Shareholders, threatened against or involving SMX. To the knowledge of the Shareholders, no union representation question exists respecting the employees of SMX. No grievance or any arbitration proceeding is pending and, to the knowledge of the Shareholders, no such claim has been asserted or is threatened. No collective bargaining agreement is currently being negotiated by SMX. Except as disclosed on Schedule 5.14, no claim of discrimination or harassment is pending or, to the knowledge of the Shareholders, threatened before the Equal Employment Opportunity Commission, or any other judicial or administrative body or agency.

     5.15 Contracts and Liabilities.

     (a) Except as may otherwise be expressly provided for on Schedule 5.15 heretofore delivered to Purchaser and certified by the President of SMX, that Schedule sets forth all of the following contracts and commitments and obligations of, or which relate to the business of SMX, written or otherwise, to which it is a party or by or to which it or its assets or properties are bound or subject and which are in all events material to the business, properties or assets of SMX:

     (1) contracts, commitments and other agreements with any current or former officer, director, employee, independent contractor, consultant, agent or other representative (including the Shareholders);

     (2) contracts and other agreements with any labor union or association representing any employee;

     (3) contracts, commitments and other agreements for the sale of any of its assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets or properties;

     (4) joint venture or other agreements involving sharing of profits or joint ownership of assets or sharing of obligations or liabilities;

     (5) contracts or other agreements under which it agrees to indemnify any party or to share tax liability of or with any party;

     (6) loan, factoring, credit line, security, collateral assignment or pledge agreement, guaranty, subordination or similar type agreement;

     (7) contracts, commitments and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

     (8) contracts, commitments and other agreements containing obligations or liabilities of any kind to or with either of the Shareholders as such;

     (9) contracts and other agreements containing covenants of SMX not to compete in any line of business or with any person in any geographical area (or not to solicit or accept any business) or covenants of any other person not to compete with SMX in any line of business or in any geographical area (or not to solicit or accept any business);

     (10) contracts and other agreements relating to the acquisition by SMX of any operating business or the capital shares of any other person;

     (11) options for the purchase of any asset, tangible or intangible;

     (12) contracts and other agreements requiring the payment to any person of an override or similar commission or fee;

     (13) contracts and other agreements for the payment of fees or other consideration to any officer or director of SMX or to any other entity in which any of the foregoing has a direct or indirect interest;

     (14) contracts and other agreements relating to the borrowing of money;

     (15) purchase orders, contracts and commitments for the purchase or sale of any goods or services to or by SMX, except for those orders, contracts and commitments which are less than $10,000 in amount or which cannot be canceled at will by SMX without penalty or premium; and

     (16) other contracts or business arrangements which are not made in the ordinary course of business.

     (b) Except as set forth in Schedule 5.15(b), all such contracts are valid, binding and enforceable and in full force and effect. Except as set forth in
Schedule 5.15(b), SMX is not in default under any such contract and there have been no claims of defaults and to the knowledge of the Shareholders there are no existing factors or conditions which with the passage of time or giving of notice or both would constitute such a default or in any case in which such default would give rise to a right of termination by the other party thereto or which would result in any material cost, expense or penalty to SMX.

     (c) There have been delivered to Purchaser complete and correct copies of all of the written contracts and documents constituting commitments set forth on
Schedule 5.15.

     5.16 Operation of SMX. Except as provided on Schedule 5.16 heretofore delivered to Purchaser and certified by the President of SMX, since April 30, 1996, SMX has conducted its business and operations only in the ordinary and usual course of business, consistent with past practices, has preserved intact its business, has maintained its relationships with all customers and suppliers and has used commercially reasonable efforts to keep available the services of its officers and employees. Except as set forth on Schedule 5.16, since April 30, 1996, SMX has not:

     (a) amended its Articles of Incorporation or By- Laws or merged with or into or consolidated with any other person, subdivided or in any way reclassified any of its shares of capital stock or changed or agreed to change in any manner the rights of any shares of its capital stock or the character of SMX;

     (b) issued or sold or purchased, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue or sell or purchase, any shares of its capital stock or any other securities;

     (c) entered into or amended any employment agreement, entered into or amended any agreement with any labor union or association representing any employee, adopted, entered into, or amended any employee benefit plan, or made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumption or factors used in determining benefit equivalencies thereunder;

     (d) incurred any indebtedness for borrowed money;

     (e) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders (other than normal compensation not exceeding in the aggregate $50,000), or made any direct or indirect redemption, retirement, or any purchase or other acquisition of any shares of its capital stock or any other securities convertible into shares of its capital stock;

     (f) reduced its cash or short-term investments or their equivalents, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

     (g) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

     (h) changed any of its business policies in any material respect, including, without limitation, advertising, marketing, pricing, purchasing, credit, personnel, sales, returns, budget or product acquisition policies;

     (i) except in the ordinary course of business, consistent with past practices, made any wage or salary increase or paid any bonus, or increase any direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same;

     (j) made any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

     (k) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay persons other than officers, directors or shareholders made in the ordinary course of business;

     (l) except in the ordinary course of business: entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets or properties; granted or suffered any material lien or other encumbrance of any of its assets or properties; entered into or amended any material contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

     (m) except in the ordinary course of business, incurred or assumed any material liability;

     (n) except in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital shares or business of any other person;

     (o) paid, directly or indirectly, any liabilities or obligations before the same became due in accordance with its terms or otherwise than in the ordinary course of business or consistent with prior practice or deferred the payment of any liability or obligation;

     (p) suffered or incurred any damage,  destruction  or loss  (whether or not
covered  by  insurance)  which  materially   adversely  affected  the  business,
properties or assets of SMX;

     (q) collected or billed any accounts receivable in advance of the dates on which payments were due other than in the ordinary course of business or consistent with prior practice;

     (r) gave or agreed to give any of its customers any discounts or special payment terms or arrangements which were not consistent with prior practice or which were outside the ordinary course of business;

     (s) made any material change in the type, nature or composition of its services, or made any material change relating to its fees, commissions or other changes or terms for its services;

     (t) terminated or failed to renew, or received any information, written or otherwise, threatening to terminate or fail to renew, any contract or other agreement that materially affects the assets, properties, business, operations or condition (financial or otherwise) of SMX; or

     (u) except in the ordinary course of business, entered into any other material contract, agreement or transaction.

     5.17 Insurance Policies. Schedule 5.17 heretofore delivered to Purchaser and certified by the President of SMX, contains a complete and correct list and description of all insurance polices with respect to the business, properties, assets and employees of SMX. Such policies are in full force and effect and insure adequately against risks to which SMX and its assets, properties and employees are normally exposed in the operation of business. No notice of cancellation, expiration or non-renewal of any such policy has been received by SMX and no cause for such termination exists.

     5.18 Related-Party Transactions. Except as disclosed in Schedule 5.18 heretofore delivered to Purchaser and certified by the President of SMX, none of SMX, the Shareholders, nor any person controlling, controlled by or under common control with any of the foregoing or any relative or spouse of any of the foregoing has any interest, financial or otherwise, in any business, corporate or otherwise (the value of which equals or exceeds $2,000 per annum), which is a party to, or has an interest in any property which is the subject of, or has business relationships or arrangements of any kind with SMX, including, without limitation, any customer, supplier, competitor, or potential competitor or lessor.

     5.19 Compliance with ERISA.

     (a) Schedule 5.19 heretofore delivered to Purchaser and certified by the President of SMX, sets forth a complete and correct list of all "employee pension benefit plans" and "employee benefit plans" as defined respectively in Sections 3(2) and 3(3) of ERISA, including "multiemployer plans" as defined in
Section 3(37) of ERISA, and any other pension, profit sharing, retirement, deferred compensation, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plan or program, if any, which SMX or any other entity which constitutes part of a "controlled group" (within the meaning of Section 4001(b) of ERISA and/or Sections 414(b)-(o) of the Code and the Treasury Regulations proposed thereunder) with SMX maintains or to which SMX has any present or future obligation to contribute (collectively, the "SMX Plans"). Shareholders have caused SMX to deliver to Purchaser true and complete copies of all SMX Plans (including other instruments relating thereto), if any, as they may have been amended to the date hereof, embodying, relating to or summarizing the SMX Plans. Shareholders have made available to Purchaser the most recent annual report (Form 5500) filed and the most recent summary plan description with respect to each SMX Plan.

     (b) Other than those employee pension benefit plans set forth on Schedule 5.19, SMX maintains no "employee pension benefit plan" as defined in ERISA
Section 3(2) for the benefit of SMX's employees and has maintained no such plan during any part of the past five (5) years.

     (c) SMX has no obligation to contribute to any "multiemployer" plan, as defined in Section 3(37) of ERISA.

     (d) SMX is in compliance in all material respects with the requirements prescribed by any and all statutes, orders, governmental rules or regulations applicable to the SMX Plans and all reports and disclosures relating to the SMX Plans required to be filed with or furnished to governmental agencies, participants or beneficiaries prior to the date of this Agreement have been filed in accordance with applicable law.

     (e) SMX, as of the date of this Agreement, has not completely or partially withdrawn from any "multiemployer plan" within the meaning of the Multiemployer Pension Plan Amendments Act of 1990. SMX has not suffered a seventy (70%)
percent  decline in  "contribution  base  units"  (within  the  meaning of ERISA
Section 4205(b)(1)(A)) in any plan year beginning after 1979.

     (f) There are no actions, audits, suits or claims pending (other than routine claims for benefits) or to the knowledge of Shareholders, threatened, against any of the SMX Plans or any fiduciary of any of the SMX Plans or against the assets of any of the SMX Plans.

     (g) The consummation of the transactions contemplated hereby will not accelerate any liability under any of the benefit plans because of an acceleration of any rights or benefits to which employees may be entitled thereunder.

     (h) With respect to any SMX Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA ("SMX Welfare Plan") (i) each such SMX Welfare Plan, the contributions to which are claimed as a deduction under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction, (ii) with respect to any "welfare benefit fund" within the meaning of Section 419 of the Code that comprises part of a SMX Welfare Plan, there is no disqualified benefit within the meaning of Section 4976(a) of the Code, (iii) any such SMX Welfare Plan that is a "group health plan" within the meaning of Section 162(i)(3) of the Code meets all of the requirements of Section 162(k) of the Code.

     (i) Except as disclosed on Schedule 5.19 hereto, SMX has no obligation to any retired or former employee under any disability (long or short term), hospitalization, medical, dental or life insurance plans (whether insured or self-insured) or other employee welfare plan as defined in ERISA Section 3(1) maintained by the SMX.

     5.20 Tax Matters.

     (a) Filing of Tax Returns; Payment of Taxes; No Audits, Investigations or Claims. Shareholders have heretofore delivered to Purchaser true, complete and correct copies of all Federal, state and local tax returns filed by SMX for each of the three (3) taxable years of SMX ended December 31, 1995, any statement of audit adjustments applicable thereto and all Federal, state and local returns of estimated taxes filed during 1996. SMX has duly and timely filed all federal, state, local and other tax and information returns required to be filed by it with regard to any income, sales, use, gross receipts, property, employment and other taxes, charges, levies or other assessments related to its business, properties or assets, and has duly paid in full or made adequate provision for all taxes and other charges shown as due on such returns or which otherwise have been accrued or have become due prior to the date hereof whether or not shown on any such return. SMX has received no written notice of any claim or claims for additional taxes which are claimed to be due from it by Federal, state, local or foreign taxing authorities in connection with such reports or returns. There are no liens for Federal, state, local or foreign taxes, assessments or government charges or levies upon any of SMX's properties or assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any income tax or other return of SMX for any period and there are not, nor have there been, any audits of SMX by any Federal, state or local governmental tax authority and no notice of any audit has been received by SMX.

     (b) "S Corporation" Status. SMX is an "S Corporation" (within the meaning of Section 1361(a)(1) of the Code) for federal income tax purposes and, except as set forth on Schedule 5.20(b) heretofore delivered to Purchaser and certified by the President of SMX, under the tax laws of each of the relevant states and jurisdictions in which SMX is doing business, and where S Corporation status is permitted, and has maintained that status continuously since August 1, 1990. Neither SMX nor the Shareholders have taken any action that caused a termination of SMX's "S Corporation" status other than the sale of stock as contemplated by this Agreement.

     5.21 Intellectual Property. Schedule 5.21 heretofore delivered to Purchaser and certified by the President of SMX, contains a list of all Intellectual Property of SMX. SMX has full ownership right, title and interest in and to the Intellectual Property and to the best knowledge of the Shareholders, the Intellectual Property constitutes valid and enforceable rights of SMX. SMX has not received any notice and has no reason to believe that the validity of the Intellectual Property or SMX's interest therein can be or is being challenged by any third party. SMX has not heretofore granted any licenses or conveyed any other rights or interests to any of the Intellectual Property. The operation of SMX as currently conducted does not infringe upon any patents or other intellectual property rights of any third party. All trade names and trademarks used by SMX to identify its products and services are protected by registration in the name of SMX on the principal register in the United States Patent and Trademark Office, state registrations and/or by rights in the United States accorded to SMX by virtue of the common law.

     5.22 Environmental Matters.

     (a) SMX has not received any notice from any governmental agency or private or public entity advising that it is potentially responsible for response costs or other costs with respect to a release or threatened release of any Hazardous Substance and neither it nor to SMX's knowledge its predecessors in interest with respect to the business, properties or assets of SMX have conducted activities which could reasonably be expected to result in such a notice. No administrative, civil or criminal actions, including without limitation third-party actions for personal injury or property damage, are pending or threatened with respect to Environmental Laws or related to the business of SMX. No judgements, consent orders, consent decrees, stipulations, or other restrictions have been entered or applied with respect to Environmental Laws or related to the business, properties or assets of SMX. SMX neither received nor is aware of any governmental orders, notifications, notices of violation, or requests for information relating to environmental or health and safety conditions at or related to the business, properties or assets of SMX, nor is SMX aware of any past or current violations of any Environmental Law related to the business, properties or assets of SMX or of environmental conditions related to the business, properties or assets of SMX. Neither the operation of SMX, either as currently conducted or conducted in the past at any office space or other facility or real property owned, leased, used or occupied by SMX, whether currently or at any time in the past, violate nor have violated any Environmental Laws.

     (b) For purposes of this Agreement, (i) "Environmental Laws" shall mean statute, law, ordinance or regulation of any federal, state, county, local or foreign governmental authority relating to the environment, including air, water or noise pollution, emissions or discharges, the environment, public health, employee health, safety or welfare, land use or the production, processing, distribution, use, storage, labeling, handling, transportation, treatment or disposition of any Hazardous Substance; and (ii) "Hazardous Substance" shall mean asbestos, paints, solvents, ureaformaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, hazardous waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic, infectious or hazardous pollutants, contaminants, chemicals, materials, wastes or substances listed or identified in, or regulated by, any Environmental Laws.

     5.23  Product  Warranty.  Each  product  manufactured,   sold,  leased,  or
delivered by SMX has been in conformity with all applicable contractual commitments and all express and implied warranties, and SMX does not have any liability (and to the knowledge of the Shareholders there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against SMX giving rise to any liability of SMX) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Balance Sheet. No product manufactured, sold, leased, or delivered by SMX is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule
5.23 heretofore delivered to Purchaser and certified by the President of SMX includes copies of the standard terms and conditions of sale or lease for SMX (containing applicable guaranty, warranty, and indemnity provisions).

     5.24 Permits, Licenses, Compliance with Laws. SMX has all permits, licenses, orders, consents and approvals of federal, state, local or foreign governmental or regulatory bodies that are required in order to permit SMX to carry on its business as currently conducted. Schedule 5.24 heretofore delivered to Purchaser and certified by the President of SMX, sets forth a correct and complete list of all such permits, licenses, orders and approvals, all of which are in full force and effect, and no suspension or cancellation of any of them is threatened, and to the Shareholders' knowledge, no cause exists for such suspension or cancellation. The business of SMX has been and is being conducted in accordance and in compliance with all applicable federal, state, local or foreign laws, codes, ordinances, rules and regulations, except for minor violations which do not have a material adverse effect on SMX.

     5.25 Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any federal, state, local, or other court or governmental, administrative, or self-regulatory body or agency, or any private arbitration tribunal, or to the knowledge of the Shareholders, threatened against SMX relating to the business of SMX, any of the properties or assets of SMX or the transactions contemplated by this Agreement; nor is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry. SMX is not in default under any order, license, regulation or demand of any federal, state or local, or other court or governmental, administrative or self-regulatory body or agency.

     5.26 Inventories. The inventories of SMX shown on the Balance Sheet and the inventories acquired subsequent to April 30, 1996 consists of items of a quality and quantity usable and saleable in the normal course of its business, and the values of obsolete materials and materials below standard quality have been written down on its books of account to realizable market value, or adequate reserves have been provided therefor, and the values at which such inventories are carried reflect the customary inventory valuation policy consistently applied by SMX of stating inventory at the lower of cost or realizable market value, on a first in first out basis, all in accordance with GAAP.

     5.27 Broker. No broker, finder, agent or other intermediary has acted on behalf of the Shareholders or otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or other intermediary is entitled to any commission or finder's fee in respect thereof based in any way on agreements, understandings or arrangements with or the conduct of SMX.

     5.28 Product Liability. SMX has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against SMX giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by SMX.

     5.29 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of SMX.

     5.30 Material Information; Full Disclosure. This Agreement and any other certificate, document, agreement or information furnished (including, without limitation, any schedule hereto) or to be furnished pursuant to this Agreement by the Shareholders to Purchaser does not contain and will not contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement herein or therein not misleading. There is no fact, development or to the knowledge of Shareholders, threatened development (excluding general economic factors affecting business in general or generally affecting SMX's industry), which has not been disclosed to Purchaser in writing which adversely affects or, so far as the Shareholders can now foresee, may adversely affect, the business, operations, assets, properties, prospects or condition (financial or otherwise) of SMX.

                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Shareholders as follows:

     6.1 Organization and Good Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to make the representations, warranties and agreements made hereunder, to own, lease and operate its properties and assets and to carry on its business as currently conducted, to execute and deliver this Agreement and to perform its obligations under this Agreement.

     6.2 Authorization of Agreement and Enforceability. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Guaranty under the Employment Agreements and Lease of even date herewith between SMX and each of the Shareholders and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and (assuming the valid execution and delivery of the Agreement by Shareholders) constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     6.3 Effect of Agreement. Neither the execution, delivery and performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or result in a breach of any provision of Purchaser's Certificate of Incorporation or By-Laws, (b) constitute or result in the breach of, conflict with or give rise to a right of termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents have been obtained, or (c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Purchaser or any of its properties or assets.

     6.4 Government and Other Consents. No consent, order, authorization, qualification, or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement.

     6.5 Broker. No broker, finder, agent or other intermediary has acted on behalf of Purchaser or otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or other intermediary is entitled to any commission or finder's fee in respect thereof based in any way on agreements, understandings or arrangements with or the conduct of Purchaser.

     6.6 Material Information; Full Disclosure. This Agreement and any other certificate, document, agreement or information furnished (including, without limitation, any schedule hereto) or to be furnished pursuant to this Agreement by the Purchaser to the Shareholders does not contain and will not contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement herein or therein not misleading.

     6.7 SEC Filings.

     (a) Purchaser has filed and made available to the Shareholders all forms, reports and documents required to be filed by Purchaser with the Securities and Exchange Commission ("SEC") since February 17, 1994 (collectively, the "Purchaser's SEC Reports"). The Purchaser's SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as the case may be; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser's SEC Reports or necessary in order to make the statements in such Purchaser's SEC Reports, in the light of the circumstances under which they were made, not misleading.

     (b) Since the date of filing of the last Purchaser's SEC Report, there has not been any material adverse change in the assets, liabilities, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole.

                                    ARTICLE 7
                                 INDEMNIFICATION

     7.1 Indemnification by Shareholders. The Shareholders, jointly and severally, agree that, notwithstanding the Closing, the sale of the Shares provided for herein and regardless of any investigation at any time made by or on behalf of Purchaser or of any information Purchaser may have in respect thereof, the Shareholders, jointly and severally, will indemnify and hold
Purchaser and SMX harmless from and against any damage, liability, loss or deficiency (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from, and will pay Purchaser or SMX on demand the full amount of any sum or sums which Purchaser or SMX may pay or become obligated to pay on account of: (i) any inaccuracy in any representation or the breach of any warranty made by the Shareholders herein or in any agreement, instrument or document delivered pursuant to this Agreement, (ii) any failure of the Shareholders duly to perform or observe any term, provision, covenant, agreement, or condition herein or in any agreement, instrument or document delivered pursuant to this Agreement on the part of Shareholders to be performed or observed, and (iii) any liability or obligation arising with respect to SMX's assets or the conduct of the SMX business prior to the Closing, (v) warranty obligations attributable to sales prior to Closing, in excess of the sum of One Hundred Ten Thousand ($110,000) Dollars plus any unapplied portion of the Indemnification Threshold. Notwithstanding anything herein to the contrary, neither Purchaser nor SMX may bring a claim for indemnification under this Section if the applicable statute of limitations with respect to such claim has expired.

     7.2 Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold the Shareholders harmless from, against and in respect of (and shall on demand reimburse Shareholders for) any and all claims, loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) suffered or incurred by Shareholders on account of: (i) any inaccuracy in any representation or the breach of any warranty made by Purchaser herein or in any agreement, instrument or document delivered pursuant to this Agreement; or (ii) any failure of Purchaser duly to perform or observe any term, provision, covenant, agreement, or condition herein or in any agreement, instrument or documents delivered pursuant to this Agreement on the part of Purchaser to be performed or observed.

     7.3 Limitation of Liability. None of the Parties shall assert any claim for indemnification under Sections 7.1 or 7.2 unless the aggregate amount of all claims of such party against the other party under this Agreement, on a cumulative basis, exceeds Seventy-Five Thousand ($75,000) Dollars (the "Indemnification Threshold"); provided, however, that (a) once claims exceed such Seventy-Five Thousand ($75,000) Dollars threshold, the indemnifying party shall be liable for all valid claims, including the initial claims aggregating Seventy-Five Thousand ($75,000) Dollars, and (b) there shall be no Indemnification Threshold for indemnification claims under Section 7.1 to the extent such claims arise out of the breach by the Shareholders of a representation, warranty or covenant set forth in Sections 2.3, 2.4 or 8. Under no circumstances shall the liability of the Shareholders in the aggregate pursuant to this Article 7 exceed Eleven Million One Hundred Seventy Thousand ($11,170,000) Dollars.

     7.4 Right of Set-off. In addition to any remedies available to Purchaser, Purchaser shall have a right to set-off any obligations of the Shareholders to Purchaser under this Agreement against any obligation of Purchaser to Shareholders under this Agreement, including without limitation, any payment due after the Closing Date pursuant to Sections 2.1 and 2.2 hereof or pursuant to the Martin Promissory Note or the Ronald Promissory Note. Notwithstanding the foregoing right of set-off, if the Shareholders are disputing in good faith an obligation alleged by Purchaser to be owed by Shareholders to which a set- off right otherwise applies hereunder, the Purchaser shall continue making all payments due from Purchaser to Shareholders under this Agreement until there has been a Final Determination made with respect to the alleged obligation owing by Shareholders to Purchaser. Pending such Final Determination, such payments made by Purchaser shall be deposited with an escrow agent pursuant to an escrow agreement, each of which shall be mutually satisfactory to Shareholders and Purchaser. Upon a Final Determination the escrowed funds shall be disbursed consistent with the terms of the escrow agreement. "Final Determination," as used herein, shall mean a final order of a court, tribunal or adjudicator having jurisdiction over such dispute.

     7.5 No Waiver. No failure or delay on the part of Purchaser in exercising any right, power or remedy under this Agreement, or available to Purchaser at law or in equity shall operate as a wavier of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude any or further exercise thereof or the exercise of any other right, power or remedy available to Purchaser. Subject to the limitations of Section 7.3, the remedies provided in this Agreement are cumulative and not exclusive of any remedies available to any Party at law or equity.

     7.6 Third Party Claims.

     (a) In case of the assertion in writing of any claim initiated or asserted by any person, firm, governmental authority or corporation other than Purchaser or any affiliate of

Purchaser (a "Third Party Claim") against SMX or the commencement of any litigation asserting a Third Party Claim which may give rise to any indemnification obligation of Shareholders (each an "Indemnitor") to Purchaser or SMX under the provisions of this Article, Purchaser shall give notice thereof as provided hereunder as promptly as practicable after Purchaser's receipt of such written assertion or the commencement of such litigation unless the failure to give such notice would not materially prejudice Shareholders, such notice to be given by Purchaser not later than would materially prejudice Shareholders if they chose to defend such litigation as hereinafter provided. If Indemnitor demonstrates to Purchaser that Indemnitor will be able to pay the full amount of potential liability in connection with any Third Party Claim, Indemnitor may at its sole cost and expense, upon written notice given to Purchaser within fifteen
(15) days after its receipt of Purchaser's notice under this Section 7.6, assume the defense, with counsel reasonably satisfactory to Purchaser, of any such Third Party Claim or litigation, provided that Indemnitor admits in writing to Purchaser its liability solely as between it and Purchaser with respect to all material elements thereof. If Indemnitor assumes the defense of any such claim or litigation, the obligations of Indemnitor hereunder as to such claim or litigation shall be limited to taking all steps necessary in the defense or settlement thereof and to holding Purchaser harmless from and against any and all losses, liabilities, expenses and damages caused by or arising out of any settlement approved by Indemnitor or any judgment in connection with such claim or litigation, and Purchaser shall make available or cause to be made available to Indemnitor such books and records in SMX's possession as Indemnitor may reasonably require in connection with such defense. Except with the express prior written consent of Purchaser, Indemnitor shall not consent to the settlement or entry of any judgment arising from any such claim or litigation which in each case does not include as an unconditional term thereof the giving by the claimant or plaintiff, as the case may be, to Purchaser of any unconditional release from all liability in respect thereof unless Indemnitor shall have actually paid the full amount of any such settlement or judgment. Purchaser shall be entitled to be consulted about (but not control) the defense of, and receive copies of all pleadings and other material papers in connection with, any such claim or litigation. If Indemnitor does not assume the defense of any such claim or litigation, Purchaser may defend the same in such manner as it may deem appropriate, including but not limited to settling such claim or litigation after giving reasonable notice of the same to Indemnitor on such terms as Purchaser may deem appropriate, and Indemnitor will promptly reimburse Purchaser in accordance with the provisions of this Section 7.6, provided that Purchaser furnish Indemnitor with copies of all pleadings and other material documents in connection with any such claim or litigation and that Indemnitor is consulted about (albeit not in control of) such litigation. Anything contained in this Section 7.6 to the contrary notwithstanding, (i) Indemnitor shall not be entitled to assume the defense of any such claim or litigation if the Third Party Claim seeks an order, injunction or other equitable relief against Purchaser which, if successful, might materially interfere with, or adversely affect, the operation of its business by Purchaser or SMX; and (ii) Purchaser or SMX may defend any Third Party Claim to which Purchaser or SMX may have a defense or counterclaim which Indemnitor is not entitled to assert to the extent necessary to assert and maintain such defense or counterclaim provided that Purchaser provide or cause to be provided to Indemnitor copies of all pleadings and other material documents in connection with any such claim or litigation and that Indemnitor is consulted about (albeit not in control of) such litigation.

     (b) In case of the assertion in writing of any Third Party Claim or the commencement of any litigation asserting a Third Party Claim which may give rise to any obligation of Purchaser to Shareholders under the provisions of this Section, Shareholders shall have the rights, duties and obligations of Purchaser under Section 7.6 and Purchaser shall have the right, duties and obligations of Shareholders.

                                    ARTICLE 8
                                   TAX MATTERS

     The following provisions shall govern the allocation of responsibility as between Purchaser and the Shareholders for certain tax matters following the Closing Date:

     8.1 Purchaser and the Shareholders covenant and agree at the direction of Purchaser to make the election provided by Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively, the "Election") with respect to the Shares and to provide one another with all necessary information to permit the Election to be made. Purchaser and the Shareholders shall, at the direction of Purchaser, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election. The Shareholders shall pay any and all taxes due from SMX under Section 1374 of the Code, including any liability of SMX for any taxes resulting from the application to it of Treasury regulations Section 1.338(h)(10)-1(F)(5), attributable to the making of the Election (except that Purchaser shall pay one-half of the first Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars of any such tax liability ("Purchaser's Maximum Tax Obligation")) and will indemnify Purchaser and SMX against any liabilities arising out of any failure to pay such taxes. Purchaser agrees to reimburse the Shareholders an amount equal to 50% of any loss to them of the time value of money (assuming a 6% discount rate) arising out of the loss of installment gain treatment with respect to the deferred portion of the Purchase Price, in an amount not to exceed Purchaser's Maximum Tax Obligation less the amount of any Taxes payable by SMX attributable to the making of the Election.

     8.2 In connection with the Election, no later than 90 days after the Closing Date, Purchaser and the Shareholders shall act together in good faith to
(i) determine and agree upon the amount of the "adjusted grossed-up basis" of SMX's assets (within the meaning of Treasury Regulation Section 1.338(h)(10)-1(e)(5)), which "adjusted grossed-up basis" shall be determined in a manner consistent with the Purchase Price and (ii) agree upon the proper allocations (the "Allocations") of the "adjusted grossed-up basis" of SMX's assets among the assets of SMX (the "Assets") in accordance with Section 338(b)(5) of the Code and the Treasury regulations promulgated thereunder. For purposes of determining the proper Allocations, the Parties agree that the Assets will be comprised solely of cash, prepaid expenses, accounts receivable, notes receivable, inventory, leasehold improvements and goodwill. As soon as practicable following the Closing, Purchaser and the Shareholders shall jointly arrange for an appraisal of the Assets for the purpose of determining the proper Allocations. The calculations of "adjusted grossed-up basis" and the Allocations which the parties shall agree upon pursuant to this Article 8 shall not include the respective investment banking, legal, accounting and other fees or costs incurred by Purchaser and Shareholders as a result of the transactions contemplated by this Agreement ("Transaction Costs"). SMX will calculate gain or loss, if any, resulting from the Election in a manner consistent with the Allocations and will not take any position inconsistent with the Allocations in any tax return or otherwise; provided, however, that SMX will be entitled to take into account its Transaction Costs when calculating such gain or loss. Purchaser will allocate the "adjusted grossed-up basis" of SMX's assets among the assets of SMX in a manner consistent with the Allocations and will not take any position inconsistent with the Allocations in any tax return or otherwise; provided, however, Purchaser will be entitled to add its Transaction Costs to such "adjusted grossed-up basis" for purposes of allocating among the assets of SMX.

     8.3 Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for SMX for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Purchaser shall permit the Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Shareholders shall reimburse Purchaser for Taxes of SMX with respect to such periods within fifteen (15) days after payment by Purchaser or SMX of such Taxes.

     8.4 Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of SMX for Tax periods which begin before the Closing Date and end after the Closing Date. The Shareholders shall pay to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a

Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of SMX.

     8.5 (a) Purchaser, SMX and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Shareholders agree (i) to retain all books and records with respect to Tax matters pertinent to SMX relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, SMX or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

     (b) Purchaser and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     (c) Purchaser and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

     8.6 For purposes of this Section 8, the following terms shall have the meanings specified below:

     (a) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     (b) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                    ARTICLE 9
                                     GENERAL

     9.1 Expenses. Purchaser and Shareholders shall pay their own respective counsel, accountants and other advisors' fees and expenses arising in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

     9.2 Sales, Transfer and Documentary Taxes, etc.. Shareholders shall pay all sales, transfer and documentary taxes, if any, due as a result of the sale of the shares to Purchaser and all other fees applicable to Shareholders directly relating to the transfer of the Shares to Purchaser.

     9.3 Survival of Representations and Warranties. Each of the Parties covenants and agrees that all of the representations warranties, covenants, and agreements set forth in this Agreement shall survive the Closing and shall not be merged into any instruments of transfer or other documents delivered by any of the Parties at Closing or at any other time.

     9.4 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors and assigns any rights, remedies, obligations, or other liabilities under or by reason of this Agreement.

     9.5 Notices. All notices permitted or required under this Agreement shall be in writing and shall be either (a) delivered by personal service, (b) delivered by courier service, (c) telecopied and confirmed immediately in writing by a copy mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by certified or registered mail, postage prepaid, return receipt requested, to the parties hereto at their addresses set forth below or at such other addresses which may be designated in writing by the parties:

     If to Ronald to:    Ronald H. Krasnitz
                         9826 Maynard Terrace
                         Niles, Illinois 60714

     If to Martin to:    Martin Krasnitz
                         330 West Diversey
                         Chicago, Illinois 60657

     With a copy to:     Gardner, Carton & Douglas
                         321 N. Clark Street
                         Chicago, IL  60610-4795
                         Attn:  David A. Rubenstein, Esq.
                         Telecopier No.: (312) 644-3381

     If to Purchaser to: Hirsch International Corp.
                         200 Wireless Boulevard
                         Hauppauge, New York 11788
                         Attn:  President
                         Telecopier No. (516) 436-5176

     With a copy to:     Ruskin, Moscou, Evans & Faltischek, P.C.
                         170 Old Country Road
                         Mineola, New York 11501
                         Attn:  Raymond S. Evans, Esq.
                         Telecopier No.:  (516) 663-6641

Such notices shall be effective upon receipt in the case of personal or courier service or telecopier delivery and on the third (3rd) day after posting in the U.S. mail.

     9.6 Entire Agreement. This Agreement (including the Schedules hereto) supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter, and this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

     9.7 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

     9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     9.9 Governing Law. This Agreement shall be construed as to both validity and performance and governed by and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles.

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




     9.10 Severability. If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions, and provisions of this Agreement shall not be affected and each remaining term, covenant, condition, and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

     9.11 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by all Parties.

     9.12 Assignment. None of the Parties shall assign its rights or obligations under this Agreement without the prior written consent of the other Parties, except that Purchaser may assign this Agreement to any Affiliate of Purchaser without the consent of Shareholders.

     9.13 Successors and Assigns. The covenants, agreements, and conditions contained or granted shall be binding upon and shall inure to the benefit of Purchaser and Shareholders and their respective heirs, successors and permitted assigns.

     9.14 No Joint Venture. The Parties, by entering into this Agreement and consummating the transactions contemplated in this Agreement, shall not be and shall not be considered a partner or joint venturer of one another.

     9.15 Construction of Agreement. This Agreement was negotiated at arm's length by the Parties and their respective counsel. This Agreement shall not be construed as having been "drafted" by any one Party and shall not be construed against any Party as a drafting party.



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     IN WITNESS WHEREOF,  the undersigned have executed this Agreement as of the date first written above.


                                      HIRSCH INTERNATIONAL CORP.



                                   By:\s\ Henry Arnberg
                                      --------------------------
                                      HENRY ARNBERG, President


                                      \s\ Ronald H. Krasnitz
                                      --------------------------
                                      RONALD H. KRASNITZ


                                      \s\ Martin Krasnitz
                                      --------------------------
                                      MARTIN KRASNITZ


































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